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                                                                    EXHIBITS 5.1
                                                                        AND 23.2





                                 April ___, 1999



Team Financial, Inc.
8 West Peoria
Paola, Kansas 66071

         Re:  Common Stock of Team Financial, Inc.

Ladies and Gentlemen:

         We have examined the Registration Statement (No._______) on Form S-1 (the "Registration Statement") originally filed on April ___, 1999 by Team Financial, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 1,150,000 shares of the Company's Common Stock (the "Registered Shares"), of which 700,000 shares are to be sold by the Company, 300,000 shares are to be sold by a selling shareholder and 150,000 shares are subject to an over-allotment option granted by the Company to the underwriters. All of the Registered Shares are to be sold to several underwriters (the "Underwriters") of which Howe Barnes Investments, Inc. is the representative (the "Representative") pursuant to an underwriting agreement (the "Underwriting Agreement") to be entered into between the Company and the Representative. We are familiar with the proceedings taken and proposed to be taken by the Company in connection with the proposed authorization, issuance and sale of the Registered Shares.

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including the following: (a) the Restated and Amended Articles of Incorporation of the Company; (b) the Amended Bylaws of the Company; and (c) resolutions by the Board of Directors of the Company pertaining to the offering.

         For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company.



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Team Financial, Inc.
April ___, 1999
Page 2

         Based upon the foregoing, we are of the opinion that: when, as and if
(i) the Registration Statement shall have become effective pursuant to the provisions of the Securities Act, (ii) the Registered Shares are sold to the Underwriters and paid for pursuant to the terms of the Underwriting Agreement,
(iii) the Registered Shares shall have been issued in the form and containing the terms described in the Registration Statement, and (iv) any legally required consents or any other regulatory authorities shall have been obtained, the Registered Shares will be legally issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Registration Statement.

         We are admitted to practice law in the State of Kansas and we express no opinions as to the matters under or involving any laws other than the laws of the State of Kansas and the federal laws of the United States of America.

         This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

                                  Very truly yours,


                                  HARTLEY, NICHOLSON, HARTLEY &
                                  ARNETT, P.A.